Exhibit 10.10

PR-M Non-Bonus Assumption Agreement

THIS ASSUMPTION AGREEMENT (the “Agreement”) is executed as of the 20th day of September, 2012 (“Execution Date”) by and between Homeowners Choice Property & Casualty Insurance Company, a Florida licensed and authorized insurance company (“Insurer”) and Citizens Property Insurance Corporation, an entity created by the Legislature of the State of Florida pursuant to Subsection 627.351(6), and any successor entity (“CITIZENS”).

RECITALS

WHEREAS, CITIZENS desires to allow qualifying insurers to participate in the Program and remove policies from CITIZENS;

WHEREAS, Insurer has made application to CITIZENS to participate in the Program; and

WHEREAS, the Office of Insurance Regulation (“OIR”) has issued a Consent Order to this Insurer approving its Depopulation Plan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto do covenant and agree as follows:

DEFINITIONS

For purposes of this Agreement:

A. “Aggregate Losses” shall mean those losses which include, but are not limited to, compensatory, punitive, bad faith and other damages arising from, and all loss adjustment expenses relating to, the adjustment or defense of any and all claims with respect to losses on policies of insurance of Citizens or Issuer.

B. “Assumed Premium” shall mean Initial Assumed Premium as adjusted by a monthly remittance and bordereau process developed by the Insurer and CITIZENS to account for policy cancellations, return premiums, policyholder requested coverage changes, and Returned Policies after the Assumption Date, with the positive and negative adjustments.

PR-M Non-Bonus Assumption Agreement

C. “Assumption” shall mean the transference of risks from CITIZENS to the Insurer on a Removed Policy, whereby the Insurer is deemed to have directly issued the Removed Policy as provided in subparagraph (q)6 of Subsection 627.351(6) (as added by Chapter 2007-1 Laws of Florida).

D. “Assumption Date” shall mean that date upon which the Assumption of a Removed Policy occurs.

E. “Assumption Procedures” shall mean those procedures applicable to the depopulation of CITIZENS policies under subparagraphs (q) 3-6 of Subsection 627.351(6), Section 627.3511, and Section 627.3517, Florida Statutes, and this Agreement, as set forth in Exhibit C attached hereto.

F. “Independent Auditor” shall mean a certified public accountant or certified public accounting firm, licensed in the State of Florida, to perform professional auditing services and who is without bias with respect to the outcome of the audit services and with respect to the Insurer.

G. “Initial Assumed Premium” shall mean Written Premium, less the Written Premium earned by CITIZENS with respect to the Removed Policies as of the respective Assumption Dates of such policies.

H. “Initial Notice” shall mean a notice, in substantially form attached as Exhibit E, mailed to a policyholders more than thirty days prior to the Assumption Date of a Tagged Policy.

I. “Office” shall mean the Florida Office of Insurance Regulation.

J. “Parties” shall mean the Insurer and CITIZENS.

K. “Plan” shall mean the Plan of Operation of CITIZENS, as amended.

L. “Rejected Policy” shall mean any Tagged Policy the offer of which has been rejected by a policyholder as provided in section 3.E. of this Agreement.

M. “Replacement Policy” shall mean a policy offered or issued by Insurer on its own policy forms, to take effect upon the expiration or cancellation of a Removed Policy.

N. “Removed Policy or “Removed Policies” shall mean a CITIZENS Policy that is assumed by the Insurer under this Agreement and is not a Rejected Policy.

O. “Program” shall mean any program for the depopulation of policies by assumption or other take-out as approved by CITIZENS and the Office pursuant to subparagraph (q)3-6 of Subsection 627.351(6).

P. “Returned Policy” shall mean a Removed Policy that is returned to Citizens as provided in section 3.F. of this Agreement.

PR-M Non-Bonus Assumption Agreement

Q. “Subsection 627.351(6)” shall mean subsection 627.351(6), Florida Statutes (2006), which is Citizens’ enabling statute.

R. “Tagged Policies” shall mean the Policies identified by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto.

S. “Written Premium” shall mean the gross written premium of CITIZENS on the Removed Policies, less policy cancellation and return premiums, as of the respective Assumption Dates of such polices. Written Premium shall not include fees or surcharges invoiced for collection by CITIZENS on the Policies, including a(n) (i) market equalization surcharge, (ii) CITIZENS policyholder surcharge, (iii) nonhomestead policyholder assessment, (iv) Citizens additional policyholder assessment, (v) regular assessment, (vi) emergency assessment, (vii) tax-exempt surcharge, (viii) reinsurance or catastrophe financing surcharge, or (ix) other fees, taxes, assessments, or surcharges imposed on CITIZENS policyholders as determined by CITIZENS.

TERMS AND CONDITIONS

1. Term of this Agreement. This Agreement shall terminate 18 months from the date it is signed. No Assumptions may occur after the Agreement terminates.

2. Agreement to Remove Policies.

A. The Insurer and CITIZENS shall, prior to an Assumption Date, agree upon those Tagged Policies eligible to be removed under the Program by the Insurer on the Assumption Date and shall set forth those Policies by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto, which Exhibit A or supplement shall be attached hereto and made a part hereof by reference.

B. Pursuant to this Agreement and the Assumption Procedures, the Insurer shall remove by Assumption all of the Tagged Policies set forth on Exhibit A or supplements thereto, if available for removal on the Assumption Date pursuant to this Agreement and as approved by the Office.

3. Terms of Assumption.

A. Liabilities.

(i) With respect to a Removed Policy, the Insurer is liable and obligated to pay all Aggregate Losses occurring on or after 12:01 A.M. Eastern Standard Time on the Assumption Date of a Removed Policy and CITIZENS has no obligation or liability with respect to such Aggregate Losses.

(ii) The Insurer, in addition, agrees to assume and undertake all other obligations with respect to the Removed Policies in the manner provided herein. Such obligations include, but are not limited to, accepting that the policy as written, and assumed, may not accurately reflect the risk.

PR-M Non-Bonus Assumption Agreement

(iii) CITIZENS shall remain liable for all Aggregate Losses for the Removed Policies occurring prior to the Assumption Date, and all Aggregate Losses for the Rejected Policies and the Returned Policies, and the Insurer shall have no responsibility with respect to such losses.

(iv) The Insurer shall comply with all applicable Assumption Procedures.

B. Notices.

(i) The cost of any notice and ancillary documentation to current CITIZENS policyholders to effectuate Assumption of the Policies shall be borne equally by the Parties, except that the cost of the Initial Notice shall be borne solely by the Insurer. If CITIZENS bears the cost for any expenditures, the Insurer agrees that its portion of such costs may be withheld from any Assumed Premium paid to Insurer by CITIZENS pursuant to this Agreement or any amendments or addenda to this Agreement. In the event CITIZENS, for whatever reason, does not withhold the Insurer’s portion of such cost from any Assumed Premium paid to Insurer, Insurer agrees to pay said sum to CITIZENS within thirty (30) days of its receipt of a billing statement from CITIZENS.

(ii) The parties shall coordinate the mailing of any documentation or notices required by this Agreement.

C. Assumed Premium.

(i) CITIZENS shall pay by wire transfer to the Insurer the Assumed Premium multiplied by 1.000 on or before the 20th day following the Assumption Date. Any subsequent amounts due to or from CITIZENS as a result of the monthly remittance and bordereau process shall be remitted to the appropriate Party within ten (10) days following the end of each month without interest.

D. Servicing of Policies. Commencing on the Assumption date of a Removed Policy:

(i) Until a Removed Policy is renewed onto an Insurers policy form, on behalf of the Insurer, CITIZENS shall process endorsements and cancellations and provide other policy services with respect to the Removed Policy.

(ii) The Insurer is responsible for offering and processing offers of renewal coverage with respect to its Replacement Policies, utilizing its approved rates and forms. Insurer is responsible for all policyholder services with respect to its Replacement Policies.

E. Rejected Policies.

Under current procedures, policyholders may reject Insurer’s offer of coverage and remain policyholders of Citizens. Insurers shall mail to policyholders the Initial Notice disclosing such option in a form substantially similar to Exhibit E.

PR-M Non-Bonus Assumption Agreement

F. Returned Policies.

Any policyholder under a Removed Policy may return to CITIZENS within thirty days after the Assumption Date and shall be reinstated by CITIZENS. The insurer shall process all such received policyholder requests to return to CITIZENS and forward such requests, along with the appropriate unearned premium attributable to the Returned Policy, on a monthly basis to CITIZENS in an electronic format acceptable to CITIZENS. After the thirty-day period following an Assumption Date, but prior to the date on which they are renewed onto a Replacement Policy issued by the Insurer, any assumed policyholder that elects to return to CITIZENS may cancel their Policy with the Insurer, and may make application to CITIZENS for a new Policy, and shall be accepted for coverage by CITIZENS if otherwise eligible.

G. Claims Servicing.

(i) CITIZENS is solely responsible for the servicing of claims for losses occurring (a) prior to the Assumption Date under a Removed Policy, (b) at any time under a Rejected Policy, and (c) at any time under a Returned Policy.

(ii) Insurer is solely responsible for the servicing of claims for losses occurring on or after an Assumption Date under a Removed Policy. CITIZENS shall have no responsibility for payment of losses or loss adjustment expenses or for the servicing of claims with respect to losses occurring under any Removed Policy on or after the Assumption Date.

(iii) CITIZENS agrees that in instances where the sharing of information will facilitate the resolution of a claim which has occurred after the Assumption Date, and in accordance with applicable state and federal laws, it will share prior claims, underwriting and other information with the Insurer. CITIZENS reserves the right at any time to deny access to any and all such information or to seek the permission of the Policyholder for release of such information. Insurer agrees to treat all information provided to them as confidential and certifies that all such information provided to them by CITIZENS shall be used strictly to adjust a claim and for no other purpose.

(iv) With regard to losses occurring on Removed Policies after the Assumption Date, CITIZENS shall give notice promptly to the Insurer of any claim by a third party or the commencement of any legal proceedings against CITIZENS with respect to such claim. The Insurer shall have the exclusive right to control the contest and defense for any such claim incurred or litigation initiated as of the Assumption Date. The liability of the Insurer under the Removed Policies shall always follow that of CITIZENS, and any error or omission of CITIZENS or its agents shall in no way relieve the Insurer of its liability or obligations in respect of the matters affected by such errors or omissions, it being understood and agreed that the Insurer shall follow and share the same fortune as CITIZENS under all circumstances.

(v) CITIZENS agrees to assign to the Insurer any and all salvage and subrogation rights arising with respect to losses occurring on or after an Assumption Date, which CITIZENS may have with respect to the Removed Policies.

PR-M Non-Bonus Assumption Agreement

H. Conditions to Closing.

The following conditions must be met prior to an Assumption Date:

(i) Approval by the Office of an Assumption by issuance of a Consent Order or letter, which Consent Order or letter shall be attached hereto as Exhibit B.

(ii) Satisfactory compliance with all requirements of CITIZENS for participation in the Assumption.

(iii) The mailing, more than thirty days in advance of the Assumption Date, of the Initial Notice to each putative Policyholder of a Tagged Policy.

I. Implementation.

(i) The parties hereto acknowledge that, pursuant to all applicable laws and this Agreement, CITIZENS will use its sole judgment and discretion in implementing the Assumption Procedures for participating Insurers.

(ii) Should the parties fail to agree on the Tagged Policies to be set forth on Exhibit A, no obligation shall be created pursuant to this Agreement.

(iii) The Insurer and CITIZENS agree to allow the Insurer to supplement Exhibit A from time to time with lists of additional Tagged Policies, but such additional Tagged Policies must be designated and assumed by the Insurer not later than eighteen (18) months from the initial Assumption Date. All Assumptions for each supplement to Exhibit A (e.g., Exhibit A-1, A-2, etc.) shall be in accordance with the terms and provisions of this Agreement and the Assumption Procedures. The Policies so identified in any such supplement to Exhibit A shall be treated as Removed Policies as of the date of their Assumption for the purposes of this Agreement. All such supplements to this Agreement shall be executed in writing by the Parties to effectuate and document such additional Assumptions.

(iv) CITIZENS shall not enter into an agreement with any other insurer for the removal of the Tagged Policies unless such policies are not removed by the Insurer in accordance with the terms and provisions of this Agreement, or are Rejected Policies or Returned Policies or are written new by Citizens after their removal by Insurer.

4. Conditions of Assumption.

A. The Insurer shall remove the Removed Policies by Assumption in accordance with this Agreement and the Assumption Procedures and shall offer to renew the Insurer’s Replacement Policy for a period of three (3) years subsequent to the expiration of the Removed Policy. During the aforenoted period, the Insurer’s renewals of the Replacement Policy shall be at the Insurer’s approved rates and on substantially similar terms or on such forms and rates as approved by the Office. No such Policy may be cancelled or nonrenewed by the Insurer during this period except for nonpayment of premium or in accordance with the provisions of the Consent Order attached as Exhibit B.

B. CITIZENS shall provide, or has provided, to the Insurer, by electronic data transfer, or by such other means as is acceptable to CITIZENS, relevant information

PR-M Non-Bonus Assumption Agreement

regarding the Tagged Policies available for assumption. The Insurer understands that CITIZENS cannot guarantee the reliability and accuracy of this data and the Insurer agrees that policies will not be cancelled upon discovery that this information was not accurate, unless such inaccuracy amounts to a material misrepresentation or fraud on behalf of the insured.

C. The Insurer understands that CITIZENS makes no guarantee that a Tagged Policy will be available for removal on the Assumption Date.

D. Thirty-six (36) months after the first Assumption Date, the Insurer shall provide to CITIZENS an Independent Auditor’s report performed in accordance with the instructions provided in the Audit Scope attached hereto and incorporated herein by reference as Exhibit D. At a minimum the Audit shall contain all pertinent data to verify the satisfactory completion of the Insurer’s performance pursuant to this agreement. Prior to commencing work, the Independert Auditor shall be approved by CITIZENS, which approval shall not be unreasonably withheld. All expenses of the Independent Auditor shall be paid by the Insurer. At the beginning of the Audit CITIZENS shall provide the approved auditor the procedures to be followed in meeting the requirements of Exhibit D.

E. The Insurer agrees that as of the Assumption Date, no bonus, incentive plan, or consideration beyond the assumed premium will be paid by CITIZENS for the Insurer’s removal of Removed Policies.

F. By signing this Agreement, Insurer certifies that its assumption of policies complies with Section 627.3517, Florida Statutes. It is the Insurer’s sole responsibility to contact all agents involved with the Tagged Policies in order to obtain their permission to include those particular policies in the Assumption.

5. Office Oversight. CITIZENS shall provide a fully executed copy of this Agreement to the Office. The Insurer shall respond to any requests for information by the Office regarding the proposal or this Agreement. The Insurer and CITIZENS are, and shall remain, subject to all applicable laws of the State of Florida and the supervision, rules, regulations and orders of the Office.

6. Right of Audit. CITIZENS or its representatives, upon reasonable advance written notice, shall be entitled to audit, at its own cost and expense, the relevant books and records of the Insurer during normal business hours to confirm the Insurer’s compliance with the terms and conditions of this Agreement.

7. Indemnification. Insurer shall indemnify CITIZENS, its Board of Governors, officers, agents and employees (“CITIZENS Indemnitees”) against any costs, expenses (including reasonable counsel fees and costs of litigation), claims, demands, actions, losses or liabilities that CITIZENS Indemnitees may suffer or that may be asserted or claimed against CITIZENS Indemnitees, caused by or arising directly out of any breach of this Agreement by the Insurer or Insurer’s Assumption of Removed Policies.

8. Insurer’s Continuing Status. The Insurer, during the period of this Agreement, shall remain duly licensed and authorized to transact property and casualty insurance business in the State of Florida and the lines of insurance applicable to Removed Policies and Replacement Policies.

PR-M Non-Bonus Assumption Agreement

9. Breach, Default, Cure, Termination and Other Remedies.

A. Events of Default. A default under this Agreement occurs in the event of any material breach of an obligation, representation or undertaking of a party as set forth in this Agreement, including without limitation:

(i) (a) Insurer fails to maintain its authority and licensing to conduct its business as provided in Section 8 of this Agreement; or

(b) Insurer becomes subject to an adverse finding or an order of supervision, rehabilitation, or liquidation pursuant to Chapter 631, Florida Statutes; or

(c) The issuance of any other order of the Office or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of the Insurer to engage in the business of property and casualty insurance, which results in the Insurer canceling or nonrenewing Removed Policies or Replaced Policies, other than the initial Consent Order issued by the Office in connection with this Agreement.

(d) No notice or curative period is required for a material breach occurring pursuant to this Section (i).

(ii) Insurer’s assumption of Tagged Policies, Replacement Policies, or Removed Policies at unapproved rates within one year of the Assumption Date.

(iii) The Insurer’s cancellation or non-renewal of a Removed Policy for an invalid reason. For purposes of this paragraph, an “invalid reason” shall be a cancellation of non-renewal not authorized by the terms of this Agreement or by the Consent Order attached as Exhibit B.

(iv) The Insurer fails to materially comply with Section 627.3517, Florida Statutes. In addition to any other remedies provided in this Agreement, if Section 627.3516 is violated, Insurer will be liable for any costs associated with CITIZENS re-assuming any Removed Policies, if Citizens in its sole discretion determines to do so. In addition, Insurer will be assessed a monetary penalty in the amount of $1000.00 per Policy for every Policy assumed without the permission of the agent, if Insurer fails to cure under the provision of Paragraph 9.B.

B. Cure. In the event of a default that may be cured, the non-defaulting party shall give the defaulting party written notice of the material breach or default. Failure of the defaulting party to cure the material breach or default within fifteen (15) days of the receipt of the written notice as herein provided shall constitute and be deemed a material breach and default of this Agreement unless the material breach or default is not capable of being cured within such period of time, and the defaulting party has commenced good faith efforts to cure such material breach or default within fifteen (15) days, and thereafter continues in good faith to diligently pursue curing until the material breach or default is cured to the reasonable satisfaction of the non-breaching party.

PR-M Non-Bonus Assumption Agreement

C. Termination and Other Remedies. Should the Insurer materially breach or default in any obligation as set forth in this Agreement and not timely cure such material default and breach as set forth in this section, CITIZENS may in its sole discretion, take any or all of the follow actions:

(i) Terminate this Agreement or declare this Agreement canceled or void.

(ii) Prohibit Insurer from further assumption of policies pursuant to this Agreement or any future agreement.

(iii) Notify the Office of the violation of the Agreement and request that the Office take appropriate administrative action.

(iv) Forfeiture of up to the entire amount of any escrowed bonus instituted pursuant to Paragraph 4.E., which shall be set forth in detail in any addendum negotiated pursuant to Paragraph 4.E.

(v) In addition to any rights and remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and/or equity, including, but not being limited to, the right to specific performance, damages or injunctive relief.

D. Removed Policies. Notwithstanding any breach of this Agreement, the Insurer shall remain responsible for Removed Policies unless and until a judicial determination is rendered relieving, altering or limiting Insurer’s responsibility.

10. Attorney’s Fees. If either of the parties hereto shall bring a Court action alleging material breach of this Agreement or seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney’s fees and costs (including attorney’s fees and costs for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney’s fees and costs were incurred.

11. Benefits. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

12. Captions. The paragraph captions as to contents of the particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph in which they are referred.

13. Construction of Agreement. Words of a gender used in this Agreement shall be held to include any other gender, and words in a singular number shall be held to include the plural, when the sentence so requires.

14. Entire Agreement. This Agreement contains all of the oral and/or previously written agreements, representations, and arrangements between the parties hereto concerning the Program, and all rights which the respective parties may have had under any prior written or oral agreements are hereby canceled and terminated, and all parties agree that there are no representations or warranties other than those set forth herein.

PR-M Non-Bonus Assumption Agreement

15. Florida Law and jurisdiction. It is acknowledged that this Agreement was executed in and shall be construed and governed in accordance with the laws of the State of Florida and the rules, orders and regulations of the Office in effect at the time of the execution of this Agreement. In the event of any conflict between such laws, rules, orders and regulations and Subsection 627.351(6), the provisions of that Subsection govern, If any legal action is filed pursuant to this agreement such action must be filed in a court of competent jurisdiction in Leon County Florida.

16. Assignment. The Insurer may not assign or transfer this Agreement, or any benefit or right under this Agreement without Citizens’ prior written consent. Any change in control or ownership is deemed a transfer of this Agreement requiring Citizens’ written consent.

17. Invalidation. In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement remain in full force and effect.

18. No Intermediary. The Insurer represents and warrants that it has not, and CITIZENS represents and warrants that it has not, incurred an obligation to make payment of any fees to any intermediary with respect to the obligations afforded under this Agreement.

19. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and not disapproved by the Office.

20. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight mail, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

Notice to Insurer:

Mr. Paresh Patel
Chairman
Homeowners Choice Property & Casualty Insurance Company 5300 W. Cypress St. Tampa, FL 33607
(813) 405-3612

Notice to CITIZENS:

Mr. Barry Gilway
President/CEO and Executive Director
CITIZENS Property Insurance Corporation
2312 Killeam Center Boulevard Tallahassee, Florida 32309
(850) 513-3780

PR-M Non-Bonus Assumption Agreement

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight Insurer shall be deemed delivered on the next business day after being placed into the hands of the overnight Insurer. Notices sent by registered or certified mail shall be deemed delivered on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

21. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

22. Survival of Terms. Sections 3, 4, 5, 6, 7, 10, 15, 16, 17, and 20 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

Citizens Property Insurance Corporation

BY:
Mr. Barry Gilway
President/CEO and Executive Director

Homeowners Choice P&C Insurance Company

BY:
Mr. Paresh Patel
Chairman

PR-M Non-Bonus Assumption Agreement

Exhibits:

A.	Schedule of Policies

B.	Consent Order

C.	Timeline and Requirements for Assumption

D.	Audit Scope

E.	Initial Notice

KEVIN MCCARTY COMMISSIONER	OFFICE OF INSURANCE REGULATION

IN THE MATTER OF: HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.	CASE NO.: 128411-12-CO
/

CONSENT ORDER

THIS CAUSE came on for consideration as a result of HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.’S (hereinafter “HOMEOWNERS CHOICE”) proposal to remove selected personal residential policies from CITIZENS PROPERTY INSURANCE CORPORATION (hereinafter “CITIZENS”), which was submitted to the OFFICE OF INSURANCE REGULATION (hereinafter “OFFICE”) for its review on August 20, 2012. After a complete review of the entire record and upon consideration thereof, and otherwise being fully advised in the premises, the OFFICE hereby finds as follows:

1. The OFFICE has jurisdiction over the subject matter and of the parties herein.

2. CITIZENS has been established in accordance with the provisions of Section 627.351(6), Florida Statutes, as amended, to provide insurance for residential and commercial property qualified risks under circumstances specified in the Statute.

3. The Legislature of the State of Florida has enacted Section 627.3511, Florida Statutes, to encourage and provide a means for the depopulation of CITIZENS. CITIZENS submitted, and the OFFICE adopted by Order No. 94539-08, a plan of depopulation. CITIZENS further submitted, and the OFFICE adopted by Order No. 125161-12, amendments to the plan of depopulation. This proposed Consent Order is predicated on the terms and conditions of these two Orders. HOMEOWNERS CHOICE shall abide by the terms and conditions of the CITIZENS depopulation plan as a condition of issuance of this Consent Order.

4. HOMEOWNERS CHOICE is a Florida domiciled property and casualty insurance company authorized to transact insurance in the State of Florida.

5. On or about August 20, 2012, HOMEOWNERS CHOICE submitted a proposal to remove selected personal residential policies from CITIZENS. The plan provides for an assumption of up to sixty-two thousand (62,000) multiple peril policies from CITIZENS’ personal lines account and thirteen thousand (13,000) multiple peril policies from CITIZENS’ coastal account. HOMEOWNERS CHOICE plans to assume the CITIZENS’s policies over a period of time, subject to the approval by the OFFICE.

6. HOMEOWNERS CHOICE understands that the selected policies to be removed from CITIZENS on or about November 6, 2012, or at a later date approved by the OFFICE and CITIZENS, will not be subject to any incentive or bonus plan pursuant to Section 627.3511, Florida Statutes, unless and until the OFFICE approves such a plan for use by CITIZENS provided such plan would be retroactive to policies subject to this Consent Order. If the OFFICE approves a bonus plan for use by other take-out companies or for other transactions during the 2012 policy year, the bonus may be paid to HOMEOWNERS CHOICE in accordance with that plan and agreements between HOMEOWNERS CHOICE and CITIZENS. HOMEOWNERS CHOICE shall enter into appropriate agreements with CITIZENS to provide the following:

a. HOMEOWNERS CHOICE, at its own expense, shall give at least thirty (30) days advance notice to affected policyholders, which notice will inform policyholders of the need to contact HOMEOWNERS CHOICE before the removal date if the policyholder desires to stay with CITIZENS.

b. HOMEOWNERS CHOICE shall accumulate any objections, and shall facilitate the return of any policyholder who desires to stay in CITIZENS if that policyholder expresses the desire to stay in CITIZENS within the thirty (30) day notice period prior to the removal of the policy, or within thirty (30) days after the date of the policy removal. Policyholders shall not be required to make additional payments, nor take any action other than to express the desire to remain with CITIZENS in writing, by electronic mail, or by telephone on or before thirty (30) days following the date of their policy removal.

c. All communications with agents and policyholders regarding any policies to be removed from CITIZENS must be done in accordance with instructions by CITIZENS and the OFFICE. HOMEOWNERS CHOICE shall obtain prior approval from the OFFICE of any letters sent to policyholders regarding any policies to be removed from CITIZENS.

7. HOMEOWNERS CHOICE acknowledges neither approval by CITIZENS, nor entry into this Consent Order by the OFFICE, constitutes a guarantee the above referenced policies will ultimately be available to HOMEOWNERS CHOICE for removal from CITIZENS, as the availability of policies for removal may vary over time.

8. HOMEOWNERS CHOICE shall limit its actual removal of policies from CITIZENS to the number and type of policies authorized by the OFFICE. The OFFICE will base its review on HOMEOWNERS CHOICE’S reinsurance program, catastrophe modeling, and financial statement projections, as well as the impact on policyholders. Such reinsurance program, catastrophe modeling, and financial statement profiles shall be based upon HOMEOWNERS CHOICE’S current in-force book of residential property policies, HOMEOWNERS CHOICE’S projected voluntary market writings, and actual number of policies available in CITIZENS prior to the anticipated assumption date identified by HOMEOWNERS CHOICE as satisfying its filed and approved underwriting guidelines.

9. HOMEOWNERS CHOICE has submitted the proposed reinsurance documentation and financial projections for assumption of up to seventy-five thousand (75,000) multiple peril policies, expected to be assumed on November 6, 2012 or on subsequent dates approved by the OFFICE and CITIZENS. Each additional assumption of CITIZENS policies by HOMEOWNERS CHOICE shall be subject to advance written approval by the OFFICE.

10. HOMEOWNERS CHOICE’S acquisition of adequate reinsurance and maintenance of executed reinsurance agreements is material to the OFFICE’S review and analysis of HOMEOWNERS CHOICE’S proposal to remove selected policies from CITIZENS and to the OFFICE’s approval of the proposal.

11. HOMEOWNERS CHOICE expressly waives its rights to any hearing in this matter, the making of findings of fact and conclusions of law by the OFFICE, and all other and further proceedings herein to which it may be entitled by law or by rules of the OFFICE. HOMEOWNERS CHOICE agrees not to appeal or otherwise contest this Consent Order in any forum now, or in the future, available to it.

12. HOMEOWNERS CHOICE represents all explanations and documents made or submitted to the OFFICE as part of its proposal to remove selected policies from CITIZENS, including all attachments and supplements thereto, fully describe all transactions, agreements, and understandings relating to the removal of policies from CITIZENS by HOMEOWNERS CHOICE. However, all draft documents and non-executed agreements relating to HOMEOWNERS CHOICE’S plan shall not be deemed approved by this Consent Order until such time as executed agreements or final documents are submitted and approved by the OFFICE.

13. The parties agree this Consent Order will be deemed executed when the OFFICE has signed a copy of this Consent Order bearing signature of HOMEOWNERS CHOICE, or its authorized representative, notwithstanding the fact the copy was transmitted to the OFFICE electronically. HOMEOWNERS CHOICE agrees the signature of its representative as affixed to this Consent Order shall be under seal of a Notary Public.

14. Each party to this action shall bear its own costs and attorney fees.

15. This Consent Order replaces Order No. 128411-12 that was issued by the OFFICE on September 6, 2012.

IT IS THEREFORE ORDERED that:

(A) Upon consideration of the proposal to remove selected policies from CITIZENS, including its attachments, the OFFICE approves the proposal to remove selected policies from CITIZENS, subject to adherence to the terms and conditions of this Consent Order by HOMEOWNERS CHOICE.

(B) The OFFICE approves the assumption of up to seventy-five thousand (75,000) multiple peril policies, for the initial assumption starting on or about November 6, 2012, in accordance with the proposal to remove selected policies from CITIZENS, any agreement(s) between HOMEOWNERS CHOICE and CITIZENS, and this Consent Order.

(C) Regarding all reinsurance matters, HOMEOWNERS CHOICE shall:

(i) Maintain adequate reinsurance coverage at all times;

(ii) Submit to the OFFICE any and all replacement or additional reinsurance agreement(s), or amendment(s) to reinsurance agreement(s) that materially change the reinsurance coverage in (c)(i). The agreement(s), amendment(s) or plans shall be submitted to the OFFICE for review, and approval, sixty (60) days prior to the date of effectuation of any such agreement(s) or amendment(s);

(iii) Notify the OFFICE of any termination of any of its reinsurance agreements. The notification shall be made to the OFFICE in writing sixty (60) days prior to the effective date of any such termination;

(iv) Submit in writing to the OFFICE the proposed utilization of any substitute or additional reinsurers for the OFFICE’s review and approval sixty (60) days prior to the companies being utilized within HOMEOWNERS CHOICE’S reinsurance program. HOMEOWNERS CHOICE shall further immediately submit to the OFFICE all information as requested which the OFFICE deems necessary for the OFFICE to complete its review; and

(v) Cede reinsurance, or otherwise contract for reinsurance, only with reinsurers who are authorized and/or approved by the OFFICE, or such other reinsurers as may be approved in advance and in writing by the OFFICE. HOMEOWNERS CHOICE shall comply with the requirements of Section 624.610, Florida Statutes, with regard to all of its reinsurance arrangements.

(D) For the three (3) years immediately following the date of entry of this Consent Order, HOMEOWNERS CHOICE shall file with the OFFICE, on an annual basis no later than June 1 of each year, a catastrophe loss model with probable maximum loss estimate amounts from a one hundred-year storm based upon the exposure information gathered from all of its policies in force as of April 15 of each year which would be affected by a catastrophe. HOMEOWNERS CHOICE shall include in this filing an exposure management plan, which will identify the company’s ability to provide satisfactory financial capacity to cover the company’s exposure to catastrophic hurricane loss. The plan shall identify the reinsurance coverage and surplus levels being utilized to maintain a satisfactory financial capacity with regard to catastrophe exposure. HOMEOWNERS CHOICE shall also include within the plan specific actions intended to limit catastrophic exposures to the company’s financial capacity. Based upon the OFFICE’s review of the models and plans, HOMEOWNERS CHOICE may be required at the OFFICE’s sole discretion to take corrective action to cure any overexposure identified by the OFFICE. Such action may also include obtaining additional amounts of reinsurance coverage as directed by the OFFICE or suspend writing of any additional business, including the CITIZENS policies;

(E) Any and all policies removed from CITIZENS by HOMEOWNERS CHOICE shall provide coverage substantially equivalent to that afforded by CITIZENS. Any and all policies removed from CITIZENS by HOMEOWNERS CHOICE, pursuant to its proposal to remove selected policies from CITIZENS, must be renewable by the policyholder at approved rates and upon the same terms at the first such renewal onto HOMEOWNERS CHOICE’S policy form, unless such policies are canceled by HOMEOWNERS CHOICE for a lawful reason;

(F) At the time HOMEOWNERS CHOICE removes any policy of insurance from CITIZENS, HOMEOWNERS CHOICE shall either obtain a new policy application from each affected policyholder or maintain in its files a copy of the policyholder’s application on file with CITIZENS. If HOMEOWNERS CHOICE chooses the latter option, HOMEOWNERS CHOICE shall nevertheless be required to obtain a new policy application from each affected policyholder no later than twenty-four (24) months from the effective date of any policy of insurance removed from CITIZENS. HOMEOWNERS CHOICE may not initiate any retrospective increase in rates or the premium or any retrospective decrease in coverage provided under the assumed CITIZENS policy (if applicable) as a result of the information obtained from or through the new policy applications;

(G) For a period of three (3) years immediately following the date of entry of this Consent Order, HOMEOWNERS CHOICE shall abide by the proposal to remove selected policies from CITIZENS in all material respects. Further, HOMEOWNERS CHOICE shall abide by all terms and provisions of any agreement(s) entered into with CITIZENS; and;

(H) Regarding required documentation to be maintained by HOMEOWNERS CHOICE relating to policies removed from CITIZENS:

(i) HOMEOWNERS CHOICE is required to track all agents, as well as the related policy information, who have declined to participate in the takeout process. This information shall be submitted to Citizens by the deadline published in the Citizens Assumption Calendar. Citizens will then mail out notices informing the policyholders of the agent’s declination. This will allow the affected policyholders the opportunity to address the declination with their agent and possibly receive their agent’s approval in time to be included in the current takeout.

(ii) HOMEOWNERS CHOICE is required to track all agents, as well as the related policy information, who after discussing with the policyholder, decide to participate in the takeout process and submit this information to Citizens by the deadline published in the revised 2012 Assumption Calendar.

(iii) HOMEOWNERS CHOICE is required to keep a record of all agents who decline participation along with an explanation for the declination.

(iv) When contacting an agent regarding a potential takeout policy, HOMEOWNERS CHOICE is required to provide each agent with the policy form to be used, appointment contract and a copy of HOMEOWNERS CHOICE’S most currently available financial statement.

(I) HOMEOWNERS CHOICE is required to comply with the following requirements when soliciting an agent’s permission to participate in the assumption process:

(i) HOMEOWNERS CHOICE must utilize email and at least one other method for contact (i.e. call, fax or regular mail);

(ii) HOMEOWNERS CHOICE must send out a direct solicitation to the agent of record and copy the agency principal;

(iii) HOMEOWNERS CHOICE must provide all agents a minimum of 14 days to review the solicitation. This will allow agents adequate time to research the company and make an informed decision;

(iv) HOMEOWNERS CHOICE must provide a copy of the appointment contract. HOMEOWNERS CHOICE may opt to provide the agent a link to its website containing the required information;

(v) HOMEOWNERS CHOICE must provide a copy of the policy form. HOMEOWNERS CHOICE may opt to provide the agent a link to its website containing the required information;

(vi) HOMEOWNERS CHOICE must provide a chart identifying any differences in coverage from Citizens, which will help both the agent and the policyholder in making an informed decision;

(vii) HOMEOWNERS CHOICE must provide a list of policies specific to the agent that it would like to assume;

(viii) HOMEOWNERS CHOICE must provide a contact number of qualified staff to answer agent’s questions;

(ix) HOMEOWNERS CHOICE must provide an overview of its strategy for handling claims (cat and non-cat);

(J) Should the OFFICE determine HOMEOWNERS CHOICE has failed to materially comply with terms of this Consent Order, the proposal to remove selected policies from CITIZENS, including its attachments, and amendments thereto as submitted to the OFFICE, or terms of any agreement(s) with CITIZENS, HOMEOWNERS CHOICE shall, upon receipt of notice of such material non-compliance, have sixty (60) days to cure its material non-compliance. In the event HOMEOWNERS CHOICE fails to cure any such material non-compliance within the sixty (60) day period, HOMEOWNERS CHOICE expressly agrees the OFFICE may enter an order directing it to immediately cease writing personal lines residential property coverage or other lines of insurance within the State of Florida, or imposing such other sanctions authorized by statute, rule or restrictions, as may be deemed appropriate by the OFFICE.

WHEREFORE, the proposal to remove up to seventy-five thousand (75,000) multiple peril policies, for the initial assumption starting on or about November 6, 2012, subject to the terms and conditions of this Consent Order, are hereby APPROVED.

FURTHER, all terms and conditions contained herein are hereby ORDERED.

DONE and ORDERED this 18th day of September, 2012.

Kevin M. McCarty, Commissioner
Office of Insurance Regulation

By execution hereof, HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC. consents to entry of this Consent Order, agrees without reservation to all of the above terms and conditions and shall be bound by all provisions therein. The undersigned represents that he has the authority to bind HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC. to the terms and conditions of this Consent Order.

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

Paresh Patel, Chairman

Corporate Seal

STATE OF Florida

COUNTY OF Hillsborough

The foregoing instrument was acknowledged before me this 13 day of September 2012,

by	Paresh Patel	as	Chairman
	(name of person)		(type of authority ….. e.g. officer, trustee attorney in fact)

for	Homeowners Choice Property & Casualty Insurance Company, Inc
(company name)

(Signature of the Notary)
Regina Luna (Print, Type or Stamp Commissioned Name of Notary)

Personally Known  ☑    OR Produced Identification

Type of Identification Produced

COPIES FURNISHED TO:

Bobbi Scott, Depopulation Manager

Citizens Property Insurance Corporation

Corporate Offices

101 North Monroe Street, Suite 1000

Tallahassee, FL 32301

Bobbi.Scott@citizensfla.com

Mr. Scott R. Wallace, President

Homeowners Choice Property

& Casualty Insurance Company, Inc.

5300 W. Cypress Street, Suite 100

Tampa, FL 33607

swallace@hcpci.com

Carolyn Morgan, Director

Office of Insurance Regulation

P&C Financial Oversight

200 East Gaines Street

Tallahassee, FL 32399-0329

David Altmaier, Chief Analyst

Office of Insurance Regulation

P&C Financial Oversight

200 East Gaines Street

Tallahassee, FL 32399-0329

Amanda Rudock, Financial Examiner/Analyst II

Office of Insurance Regulation

P&C Financial Oversight

200 East Gaines Street

Tallahassee, FL 32399-0329

Amanda.Rudock@floir.com

Catharine Schoenecker, Assistant General Counsel

Office of Insurance Regulation

Legal Services Office

200 East Gaines Street

Tallahassee, FL 32399-0333

Catharine.Schoenecker@floir.com

PR-M Non-Bonus Assumption Agreement

EXHIBIT C

Timeline and Requirements for Assumption

•

At any point in time, an Insurer may request, for purposes of depopulation and subject to an appropriate confidentiality agreement, a data file of policies from CITIZENS. Alt policies not currently pending cancellation, not set for non-renewal or tagged for another insurer as described below, will be included in the data file.

•

Companies may not be allowed to Depopulate polices in consecutive assumptions. This is dependent upon the number of participants. This determination is based on resources, and solely at the discretion of the Depopulation Manager.

At Least 45 Days Before Initial Assumption

•	The Insurer must provide a Certificate of Authority from the Office, and an Order or letter from the Office approving the assumption.

•	The assuming carrier must return an executed Assumption Agreement and an executed Requirements and Deadline Letter to Citizens.

At Least 40 Days Before Initial Assumption

•

The assuming carrier’s policy selection and company information for the assumption notice (i.e. company letterhead with logo, signature, etc.) must be submitted to Citizens. By submitting this policy selection file, the assuming carrier is certifying that all associated agents have either been appointed by the assuming carrier or agreed to have their policies assumed under the provisions of “Consumer Choice.”

•

Per Order 94539-08 assuming carriers must submit a list of policies (Access format) associated with agents that have declined to participate or did not respond to the assuming carrier (specific to this assumption date). The file must be submitted to Citizens in Access format and include the Citizens policy number and policyholders name.

•

Assuming carriers must provide contact information to be inserted into a notice to policyholders whose agents have declined to participate in the assumption process. This includes legal name, mailing address, and a contact number. Per Order 94539-08, the notice will provide the policyholder with the offering insurer’s contact information and allow the policyholder to contact the carrier directly to make a determination on their own about the offer of coverage from the carrier. The assuming carrier must have knowledgeable staff available to answer the policyholders questions regarding the offer, coverages, etc. and be ready to write the coverage outside of the assumption process.

At Least 35 Days Before Initial Assumption

•

The assuming carrier must mail notice at least 35 days prior to the assumption date giving all policyholders the option to choose not to be assumed (“opt out”). The notice must be approved by the OIR and Citizens and must be sent to every policyholder the assuming carrier intends to assume. It is the assuming carriers responsibility to collect, retain and report responses from the above notice. All policyholders who indicate that they do not want to be assumed must be collected in an Access database (policyholder name and Citizens policy number).

PR-M Non-Bonus Assumption Agreement

At Least 6 Days Before Initial Assumption

•

The assuming carrier must provide the Access database with the name and associated Citizens policy number for all policyholders that have chosen not to be assumed. Citizens will remove those policyholders from the assuming carriers policy selection file for that assumption date.

•	Citizens reserves the right to modify any deadline or requirement.

PR-M Non-Bonus Assumption Agreement

EXHIBIT D

Audit Scope

This Audit Scope provides the directions for the audit which will occur 36 months after the last assumption date. By signing the overall assumption agreement the Insurer has agreed to abide by the terms of this document.

1. Approximately sixty (60) days prior to the end of the 36-month period following the date that the Insurer last removed policies under the Non-Bonus Takeout Program, the insurer will provide to CITIZENS a computer file (hereinafter referred to as the “Policy Computer File”) in ACCESS format sorted by CITIZENS policy number, which contains the following information on each policy:

a.	Complete CITIZENS policy number;

b.	Year and month in which policy was removed from CITIZENS;

c.	Insurer’s policy number;

d.	Policy effective date of the Insurer’s initial policy;

e.	Policy expiration date of the Insurer’s initial policy;

f.	County of property location;

g.	Property address; and

h.	Indicate if the policy is in-force, or canceled.

i.	For all cancelled policies, the effective date of the cancellation.

2. CITIZENS will select a random sample of 400 policies, hereinafter referred to as the “Sample Policies”, from the Policy Computer File and provide a list of the selected policies to the Insurer.

3. The Insurer will select an Independent Auditor subject to the concurrence of Citizens, which concurrence shall not be unreasonably withheld. The Insurer will provide its Independent Auditor with the list of the Sample Policies. The Independent Auditor, at the expense of the Insurer, will conduct agreed-upon procedures pursuant to this Agreement, and will perform the following:

a.	For in force Sample Policies:

1.	Verify that there were offers of coverage and policyholder payments; and

2.	Verify that the effective date, county and property address are correct; and

3.	Verify that the policy was in-force with no lapse in coverage through the end of the initial 36-month period.

4.	Identify and explain any exceptions.

b.	For Sample Policies no longer in force:

1.	Verify that there were offers of coverage and policyholder payments; and

2.	Verify that the effective date, county, and property address are correct; and

3.	Identify and explain any exceptions; and

PR-M Non-Bonus Assumption Agreement

4.	For Sample Policies no longer in force due to voluntary cancellation by the insured (including those cancelled for non-payment of premium), review the policy file for documentation or other data entry, e.g., diary comments, letters from insured, etc., regarding the cancellation and document the reason(s) for cancellation and the effective date of the cancellation.

5. For Sample Policies no longer in force due to cancellation by the Insurer for fraud, i.e., material misrepresentation, review the policy file for supporting documentation for the cancellation and document the reason(s) for cancellation and the effective date of the cancellation.

6. Identify any Sample Policies that were cancelled or non-renewed by the Insurer to reduce the Insurer’s hurricane exposure or for any other reason other than in 4 and 5, above, and provide the effective date of the cancellation and reason for cancellation.

4. The Independent Auditor will provide an agreed-upon procedures report (hereinafter referred to as “Report”) to the Insurer and CITIZENS detailing Its findings on each policy reviewed. The Report will list CITIZENS and its auditor, Johnson Lambert, as users.

5. CITIZENS will review and verify the Report of the Independent Auditor. Within 10 working days of receipt of the Report, CITIZENS will verify whether the Report has been prepared in compliance with the agreed-upon procedures set forth in this Agreement. If the Report is not verified, CITIZENS will advise the Independent Auditor on how to correct any deficiencies noted during the verification process and may require that additional policies be sampled in order to validate the findings in the Report.

6. After verification of the Independent Auditor’s Report by Citizens, either the Insurer or CITIZENS may elect, at its own expense, to expand the review sample to enhance the accuracy of the data to be used in extrapolating findings to the entire population. This election may only be made once by each party to this Agreement The party making such election must notify the other party of its intent within 14 days after receipt of notice of verification of the Independent Auditor’s Report prepared pursuant to Paragraphs 4 and 5, above.

7. The Report shall be referred to the Office.

Exhibit E

Initial Notice

Dear Citizens Policyholder:

When you originally applied for coverage with Citizens Property Insurance Corporation (Citizens), you were given notice that your policy could be removed from Citizens if coverage became available for your property from another insurer. We are pleased to inform you that ABC Insurance Company (ABC) is offering you property insurance coverage beginning [Assumption Date]. Your agent has accepted an appointment with ABC and has agreed to continue to service your insurance needs through ABC.

YOU DO NOT NEED TO TAKE ANY ACTION TO BEGIN YOUR INSURANCE COVERAGE WITH

ABC INSURANCE COMPANY.

ABC is a Florida licensed insurance company based in [City, Florida]. Information about ABC is available at [www.ABCinsurance.com]. A coverage comparison and financial information about ABC can be found at [company page on OIR website]. ABC believes you should carefully consider this offer of coverage. Here are some important reasons why:

•	ABC provides coverage for certain Other Structures, such as screened enclosures and gazebos that Citizens does not cover.

•	ABC provides additional coverage options not offered by Citizens.

•	ABC offers secure, online internet access to your policy including the ability to choose electronic notifications and electronic payment.

•	ABC offers quarterly, semi-annual, and annual installment plans to assist you with budgeting your premiums.

•	ABC intends to provide you with superior customer service, efficient and fast policy service, and expedited claims handling.

You are not required to accept this offer from ABC. If you reject this offer, as described below, you will continue to receive coverage through Citizens. You have two opportunities to reject this offer. You have until [Date] to reject this offer before your policy is assumed by ABC. Also, within 30 days after [Assumption Date], you have a final opportunity to reject this offer. To reject this offer you must complete and sign the enclosed form and return it to ABC.

IMPORTANT NOTICE

If you are considering electing to remain covered by Citizens, you will continue to be subject to special Citizens policyholder surcharges as high as 45% over and above your total policy premium if Citizens sustains significant losses. Also, you will continue to be subject to required Citizens rate increases. Additionally, the reduced coverages now being provided by Citizens are likely less comprehensive than the coverages being offered by ABC.

We look forward to providing you a high level of service as your insurance company. if you have any specific coverage or rate questions, please call your insurance agent. For general questions about ABC, please call toll free at [ABC’s Number], Monday through Friday from [Hours of Operation], or visit our website at [www.ABCinsurance.com] to learn more about us and our commitment to you.

Opt Out Form

I am rejecting the offer of coverage by ABC Insurance Company dated [Date] and elect to continue my property insurance coverage with Citizens.

I understand and acknowledge that if I remain a Citizens policyholder:

•	I may have to pay a special Citizens policyholder surcharge as high as 45% over and above my current policy premium if Citizens sustains significant losses; and

•	The reduced coverages now being provided by Citizens are likely less comprehensive than the coverages offered by ABC; and

•	I continue to be subject to required Citizens rate increases; and

•	I continue to be subject to additional offers of coverage from other insurers in the future.

Insured Signature:

Insured Name:

Citizens Policy Number:

Date:

To ensure timely rejection of this offer, you must sign and return this form to ABC Insurance Company before [Date] by fax, mail or email as instructed below.

Fax: (800) 123-4567

Mail: ABC Insurance Company

PO Box 123

City, FL 33333-3333

Email: OptOut@ABCinsurance.com

[Form Number]